Exhibit 15.1

Awareness of Independent Registered
Public Accounting Firm

We acknowledge the incorporation by reference in the March 19, 2018, Registration Statement on Form S-3ASR (Registration No. 333-223764) and the Registration Statements on Form S-8 (Registration Statement Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708 and 333-206160) of Simmons First National Corporation of our report dated August 7, 2018, included with the Quarterly Reports on Form10-Q for the quarter ended June 30, 2018. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

BKD, LLP

/s/ BKD, LLP

Little Rock, Arkansas
August 7, 2018